EXHIBIT 99.1

Woodward Reports Third Quarter Fiscal Year 2023 Results

Increases Full-Year Outlook

FORT COLLINS, Colo., July 31, 2023 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ: WWD) today reported financial results for its third quarter of fiscal year 2023. (All amounts are presented on an as reported (U.S. GAAP) basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated.)

Highlights

  Net sales were $801 million, compared to $614 million, an increase of 30 percent.
  Net earnings were $85 million, or $1.37 per share, compared to net earnings of $39 million, or $0.64 per share.
  Net cash provided by operating activities was $156 million for the first nine months of fiscal 2023, compared to $86 million. Free cash flow1 for the first nine months of fiscal 2023 was $98 million, compared to $49 million. Adjusted free cash flow1 was $103 million for the first nine months of fiscal 2023, compared to $52 million.

“We delivered significant sales growth and margin expansion in the third quarter driven by continued strong end market demand and our improved ability to deliver to our customers. As expected, our strategic investments are resulting in operational improvements and efficiency gains,” said Chip Blankenship, Chairman and Chief Executive Officer. "Both our Aerospace and Industrial businesses are improving, and our output is increasing. Industrial further benefited from increased on-highway natural gas truck production in China. While the environment remains dynamic, we anticipate a strong finish to the year and are raising our full-year outlook.”

Third Quarter Company Results

Net sales for the third quarter of fiscal 2023 were $801 million, compared to $614 million, an increase of 30 percent.

Net earnings were $85 million, or $1.37 per share, for the third quarter of 2023, compared to $39 million, or $0.64 per share.

EBIT1 was $117 million for the third quarter of 2023, compared to $58 million.

The effective tax rate was 20.0 percent for the third quarter of 2023, compared to 21.6 percent.

Segment Results

Aerospace

Aerospace segment net sales for the third quarter of fiscal 2023 were $481 million, compared to $402 million, an increase of 19.6 percent.

Commercial OEM and aftermarket sales increased significantly compared to the prior year, driven by higher OEM production rates, continued recovery in passenger traffic, increasing aircraft utilization, and price realization. Defense sales were down compared to the prior year due to continued weakness in guided weapons, partially offset by higher defense aftermarket sales.

Segment earnings for the third quarter of 2023 were $83 million, compared to $57 million. Segment earnings as a percent of segment net sales were 17.3 percent for the third quarter of 2023, compared to 14.1 percent. The increase in segment earnings was primarily a result of price realization and higher commercial OEM and aftermarket volume, partially offset by higher annual incentive compensation.

Industrial

Industrial segment net sales for the third quarter of fiscal 2023 were $320 million, compared to $213 million, an increase of 50.6 percent. The increase in Industrial segment net sales for the third quarter of 2023 was driven by higher volumes across all markets and price realization.

Industrial segment earnings for the third quarter of 2023 were $58 million, or 18.2 percent of segment net sales, compared to $21 million, or 9.9 percent of segment net sales. Industrial segment earnings increased due to higher volume, price realization, and favorable product mix, partially offset by higher annual incentive compensation.

Industrial sales and earnings benefited from significantly increased on-highway natural gas truck production in China, although future demand beyond the fourth quarter remains uncertain.

Nonsegment

Nonsegment expenses were $24 million for the third quarter of fiscal 2023, compared to $19 million.

Year-to-Date Results

Net sales for the first nine months of 2023 were $2.14 billion, compared to $1.74 billion. Net earnings for the first nine months of 2023 were $150 million, or $2.44 per share, compared to $118 million, or $1.84 per share. Adjusted net earnings1 for the first nine months of 2023 were $176 million, or $2.87 per share, compared to $122 million, or $1.91 per share.

EBIT for the first nine months of 2023 was $213 million, compared to $166 million. Adjusted EBIT1 for the first nine months of 2023 was $247 million, compared to $172 million.

The effective tax rate was 15.8 percent for the first nine months of 2023, compared to 17.2 percent. The adjusted effective tax rate1 for the first nine months of 2023 was 17.3 percent, compared to 17.6 percent.

Aerospace segment net sales for the first nine months of 2023 were $1.31 billion, compared to $1.11 billion. Aerospace segment earnings for the first nine months of 2023 were $212 million, or 16.1 percent of segment net sales, compared to $167 million, or 15.1 percent of segment net sales.

Industrial segment net sales for the first nine months of 2023 were $824 million, compared to $632 million. Industrial segment earnings for the first nine months of 2023 were $107 million, or 13.0 percent of segment net sales, compared to $62 million, or 9.8 percent of segment net sales.

Nonsegment expenses were $106 million for the first nine months of 2023, compared to $64 million. Adjusted nonsegment expenses1 were $72 million for the first nine months of 2023, compared to $58 million.

Cash Flow and Financial Position

Net cash provided by operating activities was $156 million, compared to $86 million. Payments for property, plant, and equipment for the first nine months of 2023 were $57 million, compared to $37 million.

Free cash flow was $98 million for the first nine months of fiscal 2023, compared to $49 million. Adjusted free cash flow was $103 million for the first nine months of fiscal 2023, compared to $52 million. The increase in free cash flow and adjusted free cash flow was primarily due to increased earnings, partially offset by higher capital expenditures.

During the first nine months of fiscal 2023, $64 million was returned to stockholders in the form of $38 million of dividends and $26 million of repurchased shares under a board authorized share repurchase program.

Total debt was $751 million at June 30, 2023, compared to $766 million at June 30, 2022. Debt-to-EBITDA1 leverage at June 30, 2023, was 1.7 times EBITDA, compared to 2.0 times EBITDA.

Fiscal Year 2023 Outlook

We continue to expect year-over-year improvements in the fourth quarter of fiscal 2023. Due to continued strong end market demand and our improved ability to deliver for our customers, we are raising certain aspects of our full-year guidance.

Woodward, Inc. and Subsidiaries
Revised Guidance
(in millions, except per share amount, basis points and percentages)

	Prior	Revised
	FY23 guidance issued on,	FY23 guidance issued on,
	May 1st, 2023	July 31st, 2023
Total Company
Sales	$2,700 - $2,800	$2,850 - $2,900
Adjusted Effective Tax Rate	~16%	~18%
Adjusted Free Cash Flow	$200 - $250	No change
Capital Expenditures	~$80	No change
Adjusted EPS	$3.50 - $3.75	$4.05 - $4.25

Segment Data
Aerospace
Sales Growth	14% - 19%	16% - 18%
Segment Earnings (% of Sales)	Up 150bps - 200bps	No change
Industrial
Sales Growth	14 - 19%	28% - 30%
Segment Earnings (% of Sales)	Flat	Up 340bps – 440bps

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. ET, July 31, 2023, to provide an overview of the financial performance for the third quarter of fiscal year 2023, business highlights, and outlook for the remainder of fiscal 2023. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-888-440-4531 (domestic) or 1-646-960-0808 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 4278216. An audio replay will be available by telephone from 7:30 p.m. ET on July 31, 2023 until 11:59 p.m. ET on August 14, 2023. The telephone number to access the replay is 1-800-770-2030 (domestic) or 1-647-362-9199 (international), reference access code 4278216.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”. The call and presentation will remain accessible on the website for 14 days.

About Woodward, Inc.

Woodward is the global leader in the design, manufacture, and service of energy conversion and control solutions for the aerospace and industrial equipment markets. Together with our customers, we are enabling the path to a cleaner, decarbonized world. Our innovative fluid, combustion, electrical, propulsion and motion control systems perform in some of the world’s harshest environments. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, our expectations of continued strong end market demand, the continued improving performance of our Aerospace and Industrial businesses and increasing output; our improving ability to deliver for our customers; our operational improvements and efficiency gains; and statements regarding our business and financial outlook for the remainder of fiscal year 2023, including our guidance for sales, adjusted earnings, adjusted earnings per share, segment sales growth, segment earnings as a percent of sales, adjusted effective tax rate, adjusted free cash flow, and capital expenditures as well as our assumptions regarding our outlook. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to: (1) global economic uncertainty and instability, including in the financial markets that affect Woodward, its customers, and its supply chain; (2) risks related to continued constraints and disruptions in the global supply chain and labor markets; (3) Woodward’s long sales cycle; (4) risks related to Woodward’s concentration of revenue among a relatively small number of customers; (5) Woodward’s ability to implement and realize the intended effects of any restructuring efforts; (6) Woodward’s ability to successfully manage competitive factors including expenses and fluctuations in sales; (7) changes and consolidations in the aerospace market; (8) uncertainties related to the COVID-19 pandemic; (9) Woodward’s financial obligations including debt obligations and tax expenses and exposures; (10) risks related to Woodward’s U.S. government contracting activities including potential changes in government spending patterns; (11) Woodward’s ability to protect its intellectual property rights and avoid infringing the intellectual property rights of others; (12) changes in the estimates of fair value of reporting units or of long-lived assets; (13) environmental risks; (14) Woodward’s continued access to a stable workforce and favorable labor relations with its employees; (15) Woodward’s ability to manage various regulatory and legal matters; (16) risks from operating internationally; (17) cybersecurity and other technological risks; and other risk factors and risks described in Woodward's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2022, any subsequently filed Quarterly Report on Form 10-Q, as well as its Quarterly Report on Form 10-Q for the third quarter ended June 30, 2023, which we expect to file shortly, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net sales	$800,663	$614,332	$2,137,496	$1,742,757
Costs and expenses:
Cost of goods sold	596,251	480,403	1,649,473	1,352,979
Selling, general, and administrative expenses	64,983	46,490	203,748	152,920
Research and development costs	35,033	32,224	100,034	90,000
Restructuring charges	-	-	5,172	-
Interest expense	12,175	8,533	36,162	25,036
Interest income	(516)	(353)	(1,390)	(1,494)
Other (income) expense, net	(13,001)	(3,252)	(33,431)	(18,813)
Total costs and expenses	694,925	564,045	1,959,768	1,600,628
Earnings before income taxes	105,738	50,287	177,728	142,129
Income taxes	21,139	10,841	28,012	24,472
Net earnings	$84,599	$39,446	$149,716	$117,657

Earnings per share amounts:
Basic earnings per share	$1.41	$0.65	$2.50	$1.90
Diluted earnings per share	$1.37	$0.64	$2.44	$1.84
Weighted average common shares outstanding:
Basic	60,056	60,506	59,843	62,052
Diluted	61,591	62,088	61,250	63,937

Cash dividends paid per share	$0.2200	$0.1900	$0.6300	$0.5425

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	June 30,	September 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$114,107	$107,844
Accounts receivable	732,805	609,964
Inventories	531,834	514,287
Income taxes receivable	37,973	5,179
Other current assets	73,758	74,695
Total current assets	1,490,477	1,311,969
Property, plant, and equipment, net	910,544	910,472
Goodwill	798,575	772,559
Intangible assets, net	472,894	460,580
Deferred income tax assets	25,133	23,447
Other assets	311,940	327,419
Total assets	$4,009,563	$3,806,446

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$23,500	$66,800
Current portion of long-term debt	75,914	856
Accounts payable	223,091	230,519
Income taxes payable	43,220	34,655
Accrued liabilities	220,934	206,283
Total current liabilities	586,659	539,113
Long-term debt, less current portion	651,443	709,760
Deferred income tax liabilities	138,180	127,195
Other liabilities	547,491	529,256
Total liabilities	1,923,773	1,905,324
Stockholders’ equity	2,085,790	1,901,122
Total liabilities and stockholders’ equity	$4,009,563	$3,806,446

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Nine-Months Ended
	June 30,
	2023	2022
Net cash provided by operating activities	$155,630	$86,016

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(57,142)	(37,105)
Proceeds from sale of assets	477	4
Proceeds from the sale of the renewable power systems business and other related businesses	-	6,000
Payments for business acquisition, net of cash acquired	878	-
Payments for purchase of short-term investments	(6,109)	(9,619)
Proceeds from sales of short-term investments	7,692	11,305
Net cash used in investing activities	(54,204)	(29,415)

Cash flows from financing activities:
Cash dividends paid	(37,762)	(33,572)
Proceeds from sales of treasury stock	26,888	20,283
Payments for repurchases of common stock	(26,369)	(440,233)
Borrowings on revolving lines of credit and short-term borrowings	1,538,900	477,400
Payments on revolving lines of credit and short-term borrowings	(1,582,200)	(428,200)
Payments of debt financing costs	(2,236)	-
Payments of long-term debt and finance lease obligations	(536)	(644)
Net cash used in financing activities	(83,315)	(404,966)
Effect of exchange rate changes on cash and cash equivalents	(11,848)	(396)
Net change in cash and cash equivalents	6,263	(348,761)
Cash and cash equivalents at beginning of year	107,844	448,462
Cash and cash equivalents at end of period	$114,107	$99,701

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended June 30,		Nine-Months Ended June 30,
	2023	2022	2023	2022
Net sales:
Aerospace	$480,531	$401,712	$1,313,233	$1,110,904
Industrial	320,132	212,620	824,263	631,853
Total consolidated net sales	$800,663	$614,332	$2,137,496	$1,742,757
Segment earnings*:
Aerospace	$83,075	$56,566	$211,823	$167,458
As a percent of segment net sales	17.3%	14.1%	16.1%	15.1%
Industrial	58,197	21,102	107,170	62,029
As a percent of segment net sales	18.2%	9.9%	13.0%	9.8%
Total segment earnings	141,272	77,668	318,993	229,487
Nonsegment expenses	(23,875)	(19,201)	(106,493)	(63,816)
EBIT	117,397	58,467	212,500	165,671
Interest expense, net	(11,659)	(8,180)	(34,772)	(23,542)
Consolidated earnings before income taxes	$105,738	$50,287	$177,728	$142,129

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$13,096	$12,955	$57,142	$37,105
Depreciation expense	$20,551	$20,618	$61,212	$62,674

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended			Three-Months Ended
	June 30, 2023			June 30, 2022
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Net earnings (U.S. GAAP)	$105,738	$84,599	$1.37	$50,287	$39,446	$0.64
Non-U.S. GAAP adjustments:
Specific charge for excess and obsolete inventory	-	-	-	-	-	-
Product rationalization	-	-	-	-	-	-
Restructuring charge	-	-	-	-	-	-
Non-recurring charge related to customer collections	-	-	-	-	-	-
Certain non-restructuring separation costs	-	-	-	-	-	-
Non-recurring matter unrelated to the ongoing operations of the business	-	-	-	-	-	-
Business development activities	-	-	-	-	-	-
Total non-U.S. GAAP adjustments	-	-	-	-	-	-
Adjusted net earnings (Non-U.S. GAAP)	$105,738	$84,599	$1.37	$50,287	$39,446	$0.64

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Nine-Months Ended			Nine-Months Ended
	June 30, 2023			June 30, 2022
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Net earnings (U.S. GAAP)	$177,728	$149,716	$2.44	$142,129	$117,657	$1.84
Non-U.S. GAAP adjustments:
Specific charge for excess and obsolete inventory[2]	11,995	9,016	0.15	-	-	-
Product rationalization[3]	10,504	7,896	0.13	-	-	-
Restructuring charge	5,172	3,874	0.06	-	-	-
Non-recurring charge related to customer collections[4]	4,997	3,761	0.06	-	-	-
Certain non-restructuring separation costs[4]	2,208	1,661	0.03	-	-	-
Non-recurring matter unrelated to the ongoing operations of the business	-	-	-	3,272	2,454	0.04
Business development activities	-	-	-	2,982	2,236	0.03
Total non-U.S. GAAP adjustments	34,876	26,208	0.43	6,254	4,690	0.07
Adjusted net earnings (Non-U.S. GAAP)	$212,604	$175,924	$2.87	$148,383	$122,347	$1.91

(2) Presented in the line item "Cost of goods sold" in Woodward's Condensed Consolidated Statement of Earnings.

(3) On a pre-tax basis, $5,822 is presented in the line item "Cost of goods sold" and $4,682 is presented in the line item " Selling, general and administrative" expenses in Woodward's Condensed Consolidated Statement of Earnings. On an after-tax basis, $4,374 is presented in the line item "Cost of goods sold" and $3,522 is presented in the line item " Selling, general and administrative" expenses in Woodward's Condensed Consolidated Statement of Earnings.

(4) Presented in the line item "Selling, general and administrative" expenses in Woodward's Condensed Consolidated Statement of Earnings.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1]AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three-Months Ended June 30,		Nine-Months Ended June 30,
	2023	2022	2023	2022
Net earnings (U.S. GAAP)	$84,599	$39,446	$149,716	$117,657
Income taxes	21,139	10,841	28,012	24,472
Interest expense	12,175	8,533	36,162	25,036
Interest income	(516)	(353)	(1,390)	(1,494)
EBIT (Non-U.S. GAAP)	117,397	58,467	212,500	165,671
Non-U.S. GAAP adjustments*	-	-	34,876	6,254
Adjusted EBIT (Non-U.S. GAAP)	$117,397	$58,467	$247,376	$171,925

*See Reconciliation of Net Earnings to Adjusted Net Earnings[1]table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA[1]AND ADJUSTED EBITDA[1]
(Unaudited - in thousands)

	Three-Months Ended June 30,		Nine-Months Ended June 30,
	2023	2022	2023	2022
Net earnings (U.S. GAAP)	$84,599	$39,446	$149,716	$117,657
Income taxes	21,139	10,841	28,012	24,472
Interest expense	12,175	8,533	36,162	25,036
Interest income	(516)	(353)	(1,390)	(1,494)
Amortization of intangible assets	9,493	9,309	28,089	28,584
Depreciation expense	20,551	20,618	61,212	62,674
EBITDA (Non-U.S. GAAP)	147,441	88,394	301,801	256,929
Non-U.S. GAAP adjustments*	-	-	34,876	6,254
Adjusted EBITDA (Non-U.S. GAAP)	$147,441	$88,394	$336,677	$263,183

*See Reconciliation of Net Earnings to Adjusted Net Earnings[1]table above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended June 30,		Nine-Months Ended June 30,
	2023	2022	2023	2022
Nonsegment expenses (U.S. GAAP)	$23,875	$19,201	$106,493	$63,816
Specific charge for excess and obsolete inventory	-	-	(11,995)	-
Product rationalization	-	-	(10,504)	-
Restructuring charge	-	-	(5,172)	-
Non-recurring charge related to customer collections	-	-	(4,997)	-
Non-restructuring separation costs	-	-	(2,208)	-
Non-recurring matter unrelated to the ongoing operations of the business	-	-	-	(3,272)
Business development activities	-	-	-	(2,982)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$23,875	$19,201	$71,617	$57,562

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands)

	Nine-Months Ended June 30,
	2023	2022

Net cash provided by operating activities (U.S. GAAP)	$155,630	$86,016
Payments for property, plant, and equipment	(57,142)	(37,105)
Free cash flow (Non-U.S. GAAP)	98,488	48,911
Cash paid for business development activities	-	2,982
Cash paid for restructuring charges	3,594	505
Cash paid for certain non-restructuring separation costs	977	-
Adjusted free cash flow (Non-U.S. GAAP)	$103,059	$52,398

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) a specific charge for excess and obsolete inventory, (ii) product rationalization, (iii) a restructuring charge, (iv) a non-recurring charge related to customer collections, (v) certain non-restructuring separation costs, (vi) a charge in connection with a non-recurring matter unrelated to the ongoing operations of the business, and a partial reversal of such charge in a subsequent period, and (vii) costs related to business development activities. The product rationalization adjustment pertains to a non-recurring write-off of inventory and assets related to the elimination of certain product lines. The specific charge for excess and obsolete inventory pertains to a non-recurring write down of other excess inventory that are not related to product rationalization. The non-recurring charge related to customer collections pertains to a discrete process issue that was identified and corrected. The Company believes that these excluded items are short‐term in nature, not directly related to the ongoing operations of the business, and therefore, the exclusion of them illustrates more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash payments for costs related to business development activities, restructuring activities, and certain non-restructuring costs. Management believes these adjustments to free cash flow better portray Woodward’s operating performance. Our full-year guidance with respect to non-U.S. GAAP measures as provided in this release excludes, as applicable, costs, charges and payments related to (i) a specific charge for excess and obsolete inventory, (ii) product rationalization, (iii) restructuring activities, (iv) a non-recurring charge related to customer collections, and (v) certain non-restructuring separation costs.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Dan Provaznik Director, Investor Relations 970-498-3849 Dan.Provaznik@woodward.com